Exhibit 99.1

News Release
Sunoco LP Announces Fourth Quarter and Full Year 2016 Financial and Operating Results

•	Maintained quarterly distribution of 82.55 cents, an increase of 3.0 percent compared to fourth quarter 2015

•	Increased gallons sold by 6.7 percent to 2.0 billion gallons compared to fourth quarter 2015

•	Opened 14 new-to-industry locations during the fourth quarter and 28 locations during the full year 2016. 10 additional locations were opened during the first two months of 2017

•	Completed the acquisition of the convenience store, wholesale motor fuel distribution and commercial fuels distribution businesses from Denny Oil Company

Conference Call Scheduled for 9:00 a.m. CT (10:00 a.m. ET) on Thursday, February 23

DALLAS, February 22, 2017 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today announced financial and operating results for the three and twelve-month periods ended December 31, 2016.

Revenue totaled $4.3 billion, an increase of 4.9 percent, compared to $4.1 billion in the fourth quarter of 2015. The increase was the result of growth in wholesale and retail fuel gallons sold and higher merchandise sales, partly offset by a one cent per gallon decrease in the average selling price of fuel.

Total gross profit was $561.9 million, compared to $464.7 million in the fourth quarter of 2015. Key drivers of the increase were higher retail and wholesale motor fuel profits due to an increase in total gallons sold.

Loss from operations was $568.4 million, versus income from operations of $51.0 million in the fourth quarter of 2015, reflecting a goodwill impairment charge of $641.6 million and an intangible asset impairment charge of $32.0 million recorded during the fourth quarter, both of which were non-cash items. General and administrative expenses increased $17.9 million from the fourth quarter 2015 to $67.2 million primarily due to acquisition costs and expenses incurred with the opening of a corporate office in Dallas, Texas. Other operating expenses increased $10.9 million from the fourth quarter 2015 to $267.2 million as a result of stores acquired or opened in the last 12 months.

Net loss attributable to partners was $585.2 million, or ($6.32) per diluted unit, versus net income attributable to partners of $7.8 million, or ($0.13) per diluted unit, in the fourth quarter of 2015.

Adjusted EBITDA attributable to partners (1) for the quarter totaled $153.6 million, compared with $188.7 million in the fourth quarter of 2015. The unfavorable year-over-year comparison reflects lower cent per gallon fuel margins in the retail and wholesale segments and lower merchandise gross profit contribution.

Distributable cash flow attributable to partners (1), as adjusted, was $62.6 million, compared to $90.1 million a year ago. This year over year decrease reflects an increase in cash interest expense, income tax expense and maintenance capital expenditures.

On a weighted-average basis, fuel margin for all gallons sold decreased to 14.3 cents per gallon, compared to 15.7 cents per gallon in the fourth quarter of 2015. The decrease was primarily attributable to increased product costs experienced during the fourth quarter.

Net income attributable to partners for the wholesale segment was $61.4 million compared to a net loss of $10.2 million a year ago. Adjusted EBITDA was $76.9 million, versus $82.7 million in the fourth quarter of last year. Total wholesale gallons sold were 1,358.7 million, compared to 1,241.0 million in the fourth quarter of 2015, an increase of 9.5 percent as a result of contribution from third party acquisitions during the last 12 months.  This includes gallons sold to consignment stores and third-party customers, including independent dealers, fuel distributors and commercial customers. The Partnership earned 9.0 cents per gallon on these volumes, compared to 9.6 cents per gallon a year earlier.

Net loss attributable to partners for the retail segment was $646.6 million compared to a net income of $17.9 million a year ago. Adjusted EBITDA was $76.7 million, versus $106.0 million in the fourth quarter of last year. Total retail gallons sold increased by 1.0 percent to 626.1 million gallons as a result of the contribution from third party acquisitions and new-to-industry locations opened during the last 12 months. The Partnership earned 25.7 cents per gallon on these volumes, compared to 27.8 cents per gallon a year earlier.

Total merchandise sales increased by 3.8 percent from a year ago to $565.8 million, reflecting the contribution from third party acquisitions and new-to-industry locations opened during the last 12 months. Merchandise sales contributed $169.0 million of gross profit with a retail merchandise margin of 29.9 percent, a decrease of 1.2 percentage points from the fourth quarter of 2015.

Same-store merchandise sales were flat during the fourth quarter, reflecting growth in SUN’s East Coast operations offset by continued weakness in convenience store operations in Texas, particularly in the oil producing regions. Same-store gallons decreased by 1.9 percent as a result of weakness throughout the state of Texas, particularly lower year-over-year activity in oil producing regions. In the Texas oil producing regions, same-store merchandise sales decreased by 4.2 percent, and same-store gallons declined 3.9 percent. Excluding the oil producing regions, same-store merchandise sales increased by 0.7 percent, and same-store gallons decreased by 1.7 percent.

As of December 31, 2016, SUN operated 1,345 convenience stores and retail fuel outlets along the East Coast, in the Southwest and in Hawaii. Third party wholesale customers totaled 7,845.

SUN’s other recent accomplishments include the following:

•
Completed the previously announced acquisition of the convenience store, wholesale motor fuel distribution and commercial fuels distribution businesses serving East Texas and Louisiana from Denny Oil Company for $54.6 million plus inventory on hand at closing, subject to closing adjustments. The acquisition includes six company-operated locations and 127 supply contracts with dealer-owned and dealer-operated sites and over 500 commercial customers. This transaction closed on October 12, 2016.

•
Retained NRC Realty & Capital Advisors, LLC on January 18, 2017 to assist with strategic alternatives for 99 real estate assets. Real estate assets in this process are company-owned locations, undeveloped greenfield sites and other excess real estate.

SUN’s segment results and other supplementary data are provided after the financial tables below.
FY 2016 Compared to FY 2015
Revenue for the full year 2016 totaled $15.7 billion, a 15.0 percent decrease compared to full year 2015. Gross profit for this period increased 11.8 percent year-over-year to $2.2 billion.

Wholesale gallons sold to third parties increased by 2.6 percent to 5.3 billion gallons. Retail gallons sold increased by 1.1 percent to 2.5 billion gallons. On a weighted-average basis, fuel margin for all gallons sold decreased to 14.4 cents per gallon for the full year 2016, versus 14.9 cents per gallon in the full year 2015.

Total merchandise sales increased by 4.3 percent from full year 2015 to $2.3 billion. Merchandise sales contributed $716.0 million of gross profit with a retail merchandise margin of 31.5 percent, a 26 basis point increase from full year 2015.

Net loss attributable to partners for the full year 2016 totaled $406.5 million, a decrease of $493.7 million compared to full year 2015. Adjusted EBITDA attributable to partners was $665.3 million, compared to $715.3 million for the 2015 period, and distributable cash flow, as adjusted was $390.3 million, versus $272.2 million for 2015.
Distribution
On February 1, 2017 the Board of Directors of SUN’s general partner declared a distribution for the fourth quarter of 2016 of $0.8255 per unit, which corresponds to $3.3020 per unit on an annualized basis. This distribution was unchanged from the third quarter and represented a 3.0 percent increase compared with the fourth quarter of 2015. The distribution was paid on February 21 to unitholders of record on February 13.

SUN’s distribution coverage ratio for the fourth quarter was 0.61 times. The distribution coverage ratio on a trailing 12-month basis was 0.98 times.
Liquidity
At December 31, SUN had borrowings against its revolving line of credit of $1.0 billion and other long-term debt of $3.6 billion. Availability on the revolving credit facility after borrowings and letters of credit commitments was $469.0 million. In the fourth quarter of 2016, SUN issued 2.8 million common units through its at-the-market equity program, generating net proceeds of $71.4 million. Net debt to Adjusted EBITDA, calculated in accordance with SUN’s revolving credit facility, was 6.50 times at the end of the fourth quarter.

(1)
Adjusted EBITDA and distributable cash flow are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and distributable cash flow, and a reconciliation to net income.

Earnings Conference Call
Sunoco LP management will hold a conference call on Thursday, February 23, at 9:00 a.m. CT (10:00 a.m. ET) to discuss fourth quarter and full year 2016 results and recent developments. To participate, dial 201-389-0877 approximately 10 minutes early and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Events and Presentations.

Sunoco LP (NYSE: SUN) is a master limited partnership that operates 1,345 convenience stores and retail fuel sites and distributes motor fuel to 7,845 convenience stores, independent dealers, commercial customers and distributors located in 30 states. Our parent -- Energy Transfer Equity, L.P. (NYSE: ETE) -- owns SUN's general partner and incentive distribution rights.
Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.SunocoLP.com
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contacts

Investors:
Scott Grischow, Senior Director - Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

Patrick Graham, Senior Analyst - Investor Relations and Finance
(214) 840-5678, patrick.graham@sunoco.com

Media:
Alyson Gomez, Director - Communications
(469) 646-1758, alyson.gomez@sunoco.com

Jeff Shields, Communications Manager
(215) 977-6056, jeff.shields@sunoco.com

- Financial Schedules Follow -

SUNOCO LP
CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
	(in millions, except units)
Assets
Current assets:
Cash and cash equivalents	$119	$73
Advances to affiliates	—	366
Accounts receivable, net	539	308
Receivables from affiliates	3	8
Inventories, net	573	467
Other current assets	155	46
Total current assets	1,389	1,268
Property and equipment, net	3,373	3,155
Other assets:
Goodwill	2,618	3,111
Intangible assets, net	1,255	1,260
Other noncurrent assets	66	48
Total assets	$8,701	$8,842
Liabilities and equity
Current liabilities:
Accounts payable	$616	$434
Accounts payable to affiliates	109	15
Advances from affiliates	87	—
Accrued expenses and other current liabilities	372	308
Current maturities of long-term debt	5	5
Total current liabilities	1,189	762
Revolving line of credit	1,000	450
Long-term debt, net	3,509	1,503
Deferred tax liability	643	694
Other noncurrent liabilities	164	170
Total liabilities	6,505	3,579
Commitments and contingencies (Note 13)
Equity:
Limited partners:
Common unitholders - public (52,430,220 units issued and outstanding as of December 31, 2016 and 49,588,960 units issued and outstanding as of December 31, 2015)	1,467	1,769
Common unitholders - affiliated (45,750,826 units issued and outstanding as of December 31, 2016 and 37,776,746 units issued and outstanding as of December 31, 2015)	729	1,276
Class A unitholders - held by subsidiary (no units issued and outstanding as of December 31, 2016 and 11,018,744 units issued and outstanding as of December 31, 2015)	—	—
Class C unitholders - held by subsidiary (16,410,780 units issued and outstanding as of December 31, 2016 and no units issued and outstanding as of December 31, 2015)	—	—
Total partners' capital	2,196	3,045
Predecessor equity	—	2,218
Total equity	2,196	5,263
Total liabilities and equity	$8,701	$8,842

SUNOCO LP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Successor			Predecessor
	Year Ended December 31, 2016	Year Ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014
	(dollars in millions, except unit and per unit amounts)
Revenues:
Retail motor fuel	$5,261	$5,891	$2,377	$—
Wholesale motor fuel sales to third parties	7,812	10,104	4,235	1,275
Wholesale motor fuel sales to affiliates	62	20	—	2,200
Merchandise	2,272	2,178	651	—
Rental income	90	81	25	12
Other	201	186	55	5
Total revenues	15,698	18,460	7,343	3,492
Cost of sales:
Retail motor fuel cost of sales	4,650	5,256	2,106	—
Wholesale motor fuel cost of sales	7,261	9,717	4,204	3,429
Merchandise cost of sales	1,556	1,498	455	—
Other	12	5	2	2
Total cost of sales	13,479	16,476	6,767	3,431
Gross profit	2,219	1,984	576	61
Operating expenses:
General and administrative	269	217	91	17
Other operating	1,059	1,016	320	5
Rent	140	140	42	1
Loss (gain) on disposal of assets and impairment charge	680	(1)	(1)	—
Depreciation, amortization and accretion	319	278	86	10
Total operating expenses	2,467	1,650	538	33
Income (loss) from operations	(248)	334	38	28
Interest expense, net	189	88	11	5
Income (loss) before income taxes	(437)	246	27	23
Income tax expense (benefit)	(31)	52	80	—
Net income (loss) and comprehensive income (loss)	(406)	194	(53)	23
Less: Net income and comprehensive income attributable to noncontrolling interest	—	4	1	—
Less: Preacquisition income (loss) allocated to general partner	—	103	(88)	—
Net income (loss) and comprehensive income (loss) attributable to partners	(406)	87	34	23
Net income (loss) per limited partner unit:
Common - basic and diluted	$(5.26)	$1.11	$0.85	$1.02
Subordinated - basic and diluted	$—	$1.40	$0.85	$1.02

Weighted average limited partner units outstanding:
Common units - public (basic)	49,785,543	24,550,388	20,493,065	10,944,309
Common units - public (diluted)	49,813,848	24,572,126	20,499,447	10,969,437
Common units - affiliated (basic and diluted)	43,789,987	15,703,525	79,308	79,308
Subordinated units - affiliated (basic and diluted)	—	10,010,333	10,939,436	10,939,436

Cash distribution per unit	$3.29	$2.89	$1.15	$1.02

Key Operating Metrics

The following information is intended to provide investors with a reasonable basis for assessing our historical operations but should not serve as the only criteria for predicting our future performance. We operate our business in two primary operating divisions, wholesale and retail, both of which are included as reportable segments.

Key operating metrics set forth below are presented as of and for the years and three months ended December 31, 2016 and December 31, 2015 and have been derived from our historical consolidated financial statements.

The accompanying footnotes to the following four key operating metrics tables can be found immediately preceding our capital spending discussion.

	Year Ended December 31,
	2016			2015
	Wholesale	Retail	Total	Wholesale	Retail	Total
	(dollars and gallons in millions, except motor fuel pricing and gross profit per gallon)
Revenues:
Retail motor fuel	$—	$5,261	$5,261	$—	$5,891	$5,891
Wholesale motor fuel sales to third parties	7,812	—	7,812	10,104	—	10,104
Wholesale motor fuel sale to affiliates	62	—	62	20	—	20
Merchandise	—	2,272	2,272	—	2,178	2,178
Rental income	76	14	90	52	29	81
Other	45	156	201	28	158	186
Total revenues	$7,995	$7,703	$15,698	$10,204	$8,256	$18,460
Gross profit:
Retail motor fuel	$—	$611	$611	$—	$635	$635
Wholesale motor fuel	613	—	613	407	—	407
Merchandise	—	716	716	—	680	680
Rental and other	110	169	279	75	187	262
Total gross profit	$723	$1,496	$2,219	$482	$1,502	$1,984
Net income (loss) and comprehensive income (loss) attributable to limited partners	$269	$(675)	$(406)	$(5)	$92	$87
Adjusted EBITDA attributable to partners (2)	$337	$328	$665	$304	$411	$715
Distributable cash flow attributable to partners, as adjusted (2)			$390			$272
Operating Data:
Total motor fuel gallons sold:
Retail		2,517	2,517		2,488	2,488
Wholesale	5,288		5,288	5,154		5,154
Motor fuel gross profit cents per gallon (1):
Retail		24.0¢	24.0¢		26.4¢	26.4¢
Wholesale	9.8¢		9.8¢	9.4¢		9.4¢
Volume-weighted average for all gallons			14.4¢			14.9¢
Retail merchandise margin		31.5%			31.2%

The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow:

	Year Ended December 31
	2016			2015
	Wholesale	Retail	Total	Wholesale	Retail	Total
	(in millions)
Net income (loss) and comprehensive income (loss)	$269	$(675)	$(406)	$92	$102	$194
Depreciation, amortization and accretion	94	225	319	68	210	278
Interest expense, net	59	130	189	55	33	88
Income tax expense (benefit)	5	(36)	(31)	4	48	52
EBITDA	$427	$(356)	$71	$219	$393	$612
Non-cash compensation expense	6	7	13	4	4	8
Loss (gain) on disposal of assets & impairment charge	(3)	683	680	1	(2)	(1)
Unrealized losses on commodity derivatives	5	—	5	2	—	2
Inventory adjustments (4)	(98)	(6)	(104)	78	20	98
Adjusted EBITDA	$337	$328	$665	$304	$415	$719
Net income attributable to noncontrolling interest	—	—	—	—	4	4
Adjusted EBITDA attributable to partners	$337	$328	$665	$304	$411	$715
Cash interest expense (3)			178			76
Income tax expense (current)			—			(18)
Maintenance capital expenditures			106			35
Preacquisition earnings			—			356
Distributable cash flow attributable to partners			$381			$266
Transaction-related expenses			9			6
Distributable cash flow attributable to partners, as adjusted			$390			$272

The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Three Months Ended December 31,
	2016					2015
	Wholesale		Retail	Total		Wholesale		Retail	Total
	(dollars and gallons in millions, except motor fuel pricing and gross profit per gallon)
Revenues:
Retail motor fuel	$—		$1,384	$1,384		$—		$1,294	$1,294
Wholesale motor fuel sales to third parties	2,267		—	2,267		2,158		—	2,158
Wholesale motor fuel sale to affiliates	17		—	17		11		—	11
Merchandise	—		566	566		—		545	545
Rental income	19		4	23		17		3	20
Other	15		34	49		10		39	49
Total revenues	$2,318		$1,988	$4,306		$2,196		$1,881	$4,077
Gross profit:
Retail motor fuel	$—		$164	$164		$—		$152	$152
Wholesale motor fuel	159		—	159		76		—	76
Merchandise	—		169	169		—		170	170
Rental and other	30		40	70		26		41	67
Total gross profit	$189		$373	$562		$102		$363	$465
Net income (loss) and comprehensive income (loss) attributable to limited partners	$61		$(646)	$(585)		$(10)		$18	$8
Adjusted EBITDA attributable to partners (2)	$77		$77	$154		$83		$106	$189
Distributable cash flow attributable to partners, as adjusted (2)				$63					$90
Operating Data:
Total motor fuel gallons sold:
Retail			626	626				620	620
Wholesale	1,359			1,359		1,241			1,241
Motor fuel gross profit cents per gallon (1):
Retail			25.7 ¢	25.7	¢			27.8 ¢	27.8	¢
Wholesale	9.0	¢		9.0	¢	9.6	¢		9.6	¢
Volume-weighted average for all gallons				14.3	¢				15.7	¢
Retail merchandise margin			29.9%					31.1%

The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow:

	Three Months Ended December 31
	2016			2015
	Wholesale	Retail	Total	Wholesale	Retail	Total
	(in millions)
Net income (loss) and comprehensive income (loss)	$61	$(646)	$(585)	$(7)	$24	$17
Depreciation, amortization and accretion	34	51	85	20	55	75
Interest expense, net	18	38	56	23	7	30
Income tax expense (benefit)	3	(43)	(40)	3	1	4
EBITDA	$116	$(600)	$(484)	$39	$87	$126
Non-cash compensation expense	2	2	4	1	1	2
Loss (gain) on disposal of assets & impairment charge	(1)	678	677	—	(1)	(1)
Unrealized losses on commodity derivatives	(4)	—	(4)	(1)	—	(1)
Inventory adjustments (4)	(36)	(3)	(39)	44	20	64
Adjusted EBITDA	$77	$77	$154	$83	$107	$190
Net income attributable to noncontrolling interest	—	—	—	—	1	1
Adjusted EBITDA attributable to partners	$77	$77	$154	$83	$106	$189
Cash interest expense (3)			53			27
Income tax expense (current)			12			(19)
Maintenance capital expenditures			33			16
Preacquisition earnings			—			77
Distributable cash flow attributable to partners			$56			$88
Transaction-related expenses			7			2
Distributable cash flow attributable to partners, as adjusted			$63			$90
_______________________________

(1)	Excludes the impact of inventory fair value adjustments consistent with the definition of Adjusted EBITDA.

(2)
EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items. We define Adjusted EBITDA to also include adjustments for unrealized gains and losses on commodity derivatives and inventory fair value adjustments. We define distributable cash flow as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt that is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures, and other non-cash adjustments. Further adjustments are made to distributable cash flow for certain transaction-related and non-recurring expenses that are included in net income.

We believe EBITDA, Adjusted EBITDA and distributable cash flow are useful to investors in evaluating our operating performance because:

•	Adjusted EBITDA is used as a performance measure under our revolving credit facility;

•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;

•	our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•
distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	as not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.

(3)
Reflects the partnership’s cash interest less the cash interest paid on our VIE debt of $9 million and $2 million during the year ended December 31, 2015 and the three months ended December 31, 2015, respectively.

(4)
Due to the change in fuel prices, we recorded a write-down on the value of fuel inventory of $98 million and $64 million during the year ended December 31, 2015 and the three months ended December 31, 2015, respectively.

Capital Spending
SUN's gross capital expenditures for the fourth quarter were $148.1 million, which included $115.1 million for growth capital and $33.0 million for maintenance capital. Approximately $53.6 million of the growth capital spent was for the construction of new-to-industry sites, of which 14 were opened in the fourth quarter.

For the full year, SUN invested $332.4 million in growth capital and $106.2 million in maintenance capital. $126.8 million of growth capital was invested in 28 new-to-industry sites opened in 2016, with an additional 10 that opened during the first quarter 2017.

Excluding acquisitions, SUN expects approximately $200 million to be spent on growth capital and approximately $90 million to be spent on maintenance capital for the full year 2017.

Growth capital spending includes the rebuilding of locations SUN is operating on the Indiana Toll Road.